Exhibit 10.2

DATED 13th August 2021

(1) MEPC MILTON PARK NO.1 LIMITED AND MEPC MILTON PARK NO.2 LIMITED

and

(2) ADAPTIMMUNE LIMITED

and

(3) ADAPTIMMUNE THERAPEUTICS PLC

deed of variation

relating to a lease of

60 Jubilee Avenue

Milton Park

Knights plc

Midland House

West Way

Botley

Oxford

OX2 0PH

PARTICULARS

DATE	:	13th August 2021
LANDLORD	:

MEPC MILTON PARK NO. 1 LIMITED (Company number 5491670) and MEPC MILTON PARK NO. 2 LIMITED (Company number 5491806), on behalf of MEPC Milton LP (LP No. 014504), both of whose registered offices are at Sixth Floor, 150 Cheapside, London EC2V 6ET

TENANT	:	ADAPTIMMUNE LIMITED (Company number 6456741) whose registered office is at 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire, England OX14 4RX
GUARANTOR	:	ADAPTIMMUNE THERAPEUTICS PLC (Company number 9338148) whose registered office is at 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire, England OX14 4RX

BACKGROUND

(A)	This Deed is supplemental to the Lease;
(B)

The Landlord, the Tenant and the Guarantor have agreed that the Lease shall be varied as set out in this Deed and that the obligations of the Guarantor in relation to the Lease shall also be varied as set out in this Deed.

The parties agree as follows:

1	definitions
1.1	In this Deed, unless the context requires otherwise, the following definitions shall apply:

Guarantor Landlord	Adaptimmune Therapeutics plc; includes successors in title to the freehold estate in the Property;
Lease

a lease of the Property dated 24 October 2016 made between (1) MEPC Milton Park No. 1 Limited and MEPC Milton Park No. 2 Limited (2) Adaptimmune Limited and (3) Adaptimmune Therapeutics PLC and all documents supplemental thereto;

Property	60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire, OX14 4RX as more particularly defined in the Lease; and
Tenant	includes successors in title to the term created by the Lease.

1.2	The Particulars are incorporated in and form part of this Deed so that in this Deed the words and expressions set out in the Particulars shall have the meanings ascribed to them in the Particulars.
1.3	Expressions defined in the Lease shall (save where the context requires otherwise) have the same meanings as in this Deed.

1.4	The provisions of the Lease relating to its interpretation apply to this Deed except to the extent that they are expressly varied by this Deed.
2	variation

In consideration of the sum of one pound (£1) paid by the Tenant to the Landlord (receipt of which the Landlord acknowledges) it is mutually agreed and declared that with effect from the date of this Deed the Lease shall be varied in accordance with the provisions set out in the Schedule.

3	continuing effect
3.1	The Lease shall continue in full force and effect save as modified by this Deed and the covenants, conditions, stipulations and provisions of the Lease shall have effect as though the provisions contained in the Schedule had been incorporated in the Lease from and including the date of this Deed;
3.2	The Guarantor’s obligations shall continue in full force and effect save as modified by this Deed and shall have effect as though the provisions contained in Schedule 2 had been incorporated in the Lease from and including the date of this Deed.
4	exclusion of contracts (rights of third parties) act 1999

A person who is not a party to this Deed shall not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

5	SUCCESSORS

This Deed binds the respective successors in title of the Landlord and the Tenant.

6	GOVERNING LAW

This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

7	JURISDICTION

Each party irrevocably agrees that the courts of England shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

Executed by the parties as a Deed on the date stated at the beginning of this document

SCHEDULE

Agreed Variations to the Lease

1.	In Clause 1 the definitions Bank Guarantee and Release Tests shall be deleted;

2.	In Clause 1 the definitions Break Date 1 and Break Date 2 shall be deemed to read as follows:

“Break Date 1 means 24 October 2031;

Break Date 2 means 24 October 2036;”

3.	In Clause 1 the definition Break Date 3 shall be deleted;

4.	In Clause 1 the definition Review Dates shall be deemed to read as follows:

“Review Dates means 24 October 2026 and 24 October 2036;”

5.	In Clause 1 the following definition shall be inserted:

“Indexation Review Dates means 24 October 2021 and 24 October 2031;”

6.	Clause 4.26 Bank Guarantee shall be deleted;

7.	Clause 8.1 shall be deemed to read as follows:

“The Tenant may terminate the Contractual Term on Break Date 1 or Break Date 2 by giving to the Landlord not less than twelve (12) months’ previous notice in writing;”

8.	The Second Schedule shall be deemed to read as follows:

“The Second Schedule

Part I – Indexation Rent Review

1	In this Part of this Schedule:
1.1	Indexation Review Date means each of the Indexation Review Dates and Relevant Indexation Review Date shall be interpreted accordingly;
1.2	Current Rent means the Principal Rent payable under this lease immediately before the Relevant Indexation Review Date;
1.3	Index means the Consumer Prices Index published by the Office for National Statistics or (if not available) such index of comparative prices as the Landlord shall reasonably require;
1.4	Indexed Rent means:

Current Rent multiplied by (A/B) per annum where:

A = The figure shown in the Index for the month immediately before the Relevant Indexation Review Date; and

B = (In the case of the first Indexation Review Date) the figure shown in the Index for September 2016 and (in the case of the subsequent Indexation Review Date) the figure shown in the Index for September 2026

1.5	Revised Rent means the new Principal Rent following each Indexation Review Date pursuant to paragraph 2 of the Second Schedule.
2	The Principal Rent shall be reviewed on each Indexation Review Date to the higher of:
2.1	the Current Rent (disregarding any suspension or abatement of the Principal Rent); and
2.2	the Indexed Rent ascertained in accordance with this lease;
3	If a Revised Rent has not been ascertained by the Relevant Indexation Review Date:
3.1	the Current Rent shall continue to be payable until the Revised Rent is ascertained;
3.2	when the Revised Rent is ascertained:

3.2.1	the Tenant shall pay within 14 days of ascertainment of the Revised Rent:
(i)	any difference between the Principal Rent payable immediately before the Relevant Indexation Review Date and the Principal Rent which would have been payable had the Revised Rent been ascertained on the Relevant Indexation Review Date (the Balancing Payment); and
(ii)	interest on the Balancing Payment at Base Rate from the date or dates when the Balancing Payment or the relevant part or parts would have been payable had the Revised Rent been ascertained on the Relevant Indexation Review Date;
3.2.2	the Landlord and Tenant shall sign and exchange a memorandum recording the amount of the Revised Rent.
4	Time shall not be of the essence for the purposes of this Schedule.

Part II – Rent Review

1	In this Part of this Schedule:
1.1	Review Date means each of the Review Dates and Relevant Review Date shall be interpreted accordingly;
1.2	Rack Rental Value means the annual rent (exclusive of VAT) at which the Property might reasonably be expected to be let in the open market at the Relevant Review Date

ASSUMING

1.2.1	the letting is on the same terms as those contained in this lease but subject to the following qualifications:
(i)	the term shall commence on the Relevant Review Date and be for a term equal to the unexpired residue of the Term;
(ii)	the amount of the Principal Rent shall be disregarded, but it shall be assumed that the Principal Rent is subject to review every five (5) years to the Rack Rental Value;
1.2.2	the Property is available to let as a whole, with vacant possession, by a willing landlord to a willing tenant, without premium;
1.2.3	the Property is ready, fit and available for immediate occupation and use for the Permitted Use;
1.2.4	all the obligations on the part of the Tenant contained in this lease have been fully performed and observed;
1.2.5	no work has been carried out to the Property which has reduced the rental value of the Property;
1.2.6	if the whole or any part of the Property has been destroyed or damaged it has been fully reinstated;
1.2.7	that there is no alternative basis in the hypothetical lease for the assessment of rent on review other than for assessment of the Rack Rental Value;
1.2.8	that the works referred to in the agreement for the grant of this lease and defined as Landlord’s Works have been carried out and completed at the Landlord’s sole expense

BUT DISREGARDING

1.2.9	any goodwill attached to the Property by reason of any business carried on there;
1.2.10	any effect on rent of the fact that any Tenant and any undertenant is or has been in occupation of the Property;
1.2.11	any effect on rent of any improvements at the Property made with the Landlord’s consent by the Tenant or any undertenant, except improvements carried out pursuant to an obligation to the Landlord or at the expense of the Landlord;

PROVIDED THAT the Rack Rental Value shall be that which would be payable after the expiry of any rent free period or concessionary rent period for fitting out (or the receipt of any contribution to fitting out works or other inducement in lieu thereof) which might be given on a letting of the Property, so that no discount reduction or allowance is made to reflect (or compensate the tenant for the absence of) any such rent free or concessionary rent period or contribution or other inducement;

1.3	Revised Rent means the new Principal Rent following each Review Date pursuant to paragraph 2 of the Second Schedule.
1.4	Expert means a surveyor (who shall be a Fellow of the Royal Institution of Chartered Surveyors with at least ten (10) years’ experience in the letting and valuation of premises of a similar nature to and situate in the same region as the Property) agreed between the Landlord and the Tenant, or in the absence of agreement nominated on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors.
2	The Principal Rent shall be reviewed on each Review Date to the higher of:
2.1	the Principal Rent payable immediately before the Relevant Review Date (disregarding any suspension or abatement of the Principal Rent); and
2.2	the Rack Rental Value on the Relevant Review Date agreed or determined in accordance with this lease.
3	The Rack Rental Value at any Review Date shall be:
3.1	agreed in writing between the Landlord and the Tenant; or
3.2	determined by an Expert (acting as an expert) on the application of either Landlord or Tenant at any time after the Relevant Review Date;
4	In the case of determination by an Expert:
4.1	the Expert will be instructed to afford the Landlord and the Tenant the opportunity to make written representations to him and comment upon written representations received by him;
4.2	if an Expert dies, refuses to act or becomes incapable of acting, or if he fails to notify the parties of his determination within 2 months after receiving the last submission delivered to him, either the Landlord or the Tenant may apply to the President to discharge him and appoint another in his place;
4.3	the fees and expenses of the Expert and any VAT thereon shall be paid by the Landlord and the Tenant in such shares as the Expert shall decide (or in equal shares if the Expert does not decide this point); if one party pays all the Expert’s fees and expenses, the paying party may recover the other’s share from the other party, in the case of the Landlord as arrears of rent.
5	If a Revised Rent is not agreed or determined by the Relevant Review Date:
5.1	the Principal Rent payable immediately before the Relevant Review Date shall continue to be payable until the Revised Rent is ascertained;
5.2	when the Revised Rent is ascertained:
5.2.1	the Tenant shall pay within 14 days of ascertainment:
(i)	any difference between the Principal Rent payable immediately before the Relevant Review Date and the Principal Rent which would have been payable had the Revised Rent been ascertained on the Relevant Review Date (the Balancing Payment); and
(ii)	interest on the Balancing Payment at Base Rate from the date or dates when the Balancing Payment or the relevant part or parts would have been payable had the Revised Rent been ascertained on the Relevant Review Date;
5.2.2	the Landlord and Tenant shall sign and exchange a memorandum recording the agreed amount of the Revised Rent.
6	Time shall not be of the essence for the purposes of this Schedule.”

EXECUTED as a DEED by MEPC MILTON PARK NO. 1 LIMITED acting by: A director in the presence of:	/s/ Chris Darroch ....................................... Director

/s/ Marie Clare Darroch ................................................ Witness name: Marie Clare Darroch Address: 12 Langtree Ave, Glasgow
EXECUTED as a DEED by MEPC MILTON PARK NO. 2 LIMITED acting by: A director in the presence of:	/s/ Chris Darroch ....................................... Director

/s/ Marie Clare Darroch ................................................ Witness name: Marie Clare Darroch Address: 12 Langtree Ave, Glasgow

EXECUTED as a DEED by ADAPTIMMUNE LIMITED acting by two directors or a director and the company secretary Director Director/Company Secretary	/s/ Margaret Henry /s/ Gavin Wood

EXECUTED AS A DEED by ADAPTIMMUNE THERAPEUTICS PLC acting by two directors or a director and the company secretary	/s/ James Noble /s/ Margaret Henry
Director
Director/Company Secretary